Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-292203 on Form N-14 of our report dated December 15, 2025, relating to the financial statements and financial highlights of MFS Municipal Income Trust (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended October 31, 2025, and to the references to us under the headings “Other Service Providers” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2026